UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) January 22, 2008

Interleukin Genetics, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32715	94-3123681
(Commission File Number)	(IRS Employer Identification No.)

135 Beaver Street Waltham, MA	02452
(Address of Principal Executive Offices)	(Zip Code)

(781) 398-0700
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective as of January 22, 2008, Interleukin Genetics, Inc. (the “Company”) entered into a two-year employment agreement with Lewis H. Bender for the position of Chief Executive Officer that provides for automatic annual renewal terms.  The agreement also provides that Mr. Bender will serve as a member of the Company’s Board of Directors for as long as he serves as the Company’s Chief Executive Officer and the Company expects to add Mr. Bender to its Board of Directors prior to the Board’s next regularly scheduled meeting.  The agreement further provides for a minimum annual base salary of $340,000, a sign-on bonus of up to $35,000 payable over the first six months of employment and annual, discretionary bonuses of up to 50% of his base salary based upon the Company’s financial performance.  In addition, the agreement provides for the reimbursement of Mr. Bender’s relocation and living expenses for the first twelve months of employment.  Upon hire, Mr. Bender will also be granted an option to purchase 500,000 shares of the Company’s common stock at an exercise price equal to the closing price as reported on the American Stock Exchange on the effective date of the agreement, which option shall vest in equal annual installments on the option grant date and February 1 of each of the years 2009, 2011, 2012 and 2013.

The agreement is terminable by the Company with immediate effect if with cause or upon thirty days prior written notice without cause and by Mr. Bender upon thirty days prior written notice with good reason or upon ninety days prior written notice without good reason.  If the Company terminates Mr. Bender without cause or Mr. Bender terminates his employment with good reason, then the Company will pay Mr. Bender, in addition to any accrued, but unpaid compensation prior to the termination, an amount equal to six months of his base salary if the termination occurs within the first year of employment, twelve months of his base salary if the termination occurs within the second year of employment, and eighteen months of his base salary if the termination occurs at any time after the inception of his third year of employment.  If the Company terminates Mr. Bender without cause or Mr. Bender terminates his employment with good reason after a change of control, then the Company will pay Mr. Bender, in addition to any accrued, but unpaid compensation prior to the termination, an amount equal to twelve months of his base salary if the termination occurs within the first year of employment, eighteen months of his base salary if the termination occurs within the second year of employment, and twenty-four months of his base salary if the termination occurs at any time after the inception of his third year of employment.  The agreement provides that Mr. Bender will be prohibited, for a period of twelve months following the termination of Mr. Bender’s employment with the Company, from accepting employment, or otherwise becoming involved, with one of the Company’s competitors, from providing services to others that might conflict with the Company’s interests or the Company’s customers’ or clients’ interests, from sharing information or data pertaining to the Company’s customers or clients with others, from soliciting or attempting to take away the Company’s customers or clients, and from recruiting or attempting to recruit or hire or attempt to hire any employees of the Company.

A copy of the Company’s press release announcing Mr. Bender’s appointment, dated January 23, 2008 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 5.02  DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

                The disclosure provided under Item 1.01 above is incorporated herein by reference.   Effective as of January 22, 2008, the Company’s Board of Directors appointed Lewis H. Bender, age 48, as Chief Executive Officer of the Company, succeeding Thomas R. Curran, Jr.  Prior to joining the Company and since 1993, Mr. Bender worked in various capacities at Emisphere Technologies, Inc., a biopharmaceutical company that develops oral forms of injectable drugs.  Those positions included Chief Technology Officer from May 2007 to the present, President and Interim Chief Executive Officer from January 2007 to May 2007, Member of the Office of the President from 2002 to the present, Senior Vice President of Business Development from 1997 to the present, Vice President of Business Development from 1995 to 1997 and Director of Business Development from 1993 to 1995.  Prior to joining Emisphere Technologies, Inc., Mr. Bender worked as Production Planning Specialist at F. Hoffmann La-Roche AG, a Product Manager at Métaux Précieux SA Metalor and in various managerial capacities at Handy and Harman.

                Mr. Bender earned an MBA from the University of Pennsylvania’s Wharton School of Business, an MA in International Studies from the University of Pennsylvania’s School of Arts and Sciences and an MS and a BS in Chemical Engineering from Massachusetts Institute of Technology.

                Mr. Bender has an interest in the agreement described under Item 1.01 above, which would be required to be disclosed pursuant to Item 404(a) of Regulations S-K promulgated under the Securities Act of 1933, as amended.

                Mr. Curran, the Company’s interim Chief Executive Officer, will be available to assist during the transition and will continue in his role as a Director of the Company.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibit.

	99.1	Press Release dated January 23, 2008.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interleukin Genetics, Inc.
(Registrant)

Date: January 23, 2008	/s/ KENNETH S. KORNMAN
Kenneth S. Kornman
President
(Signature)